BERENFELD, SPRITZER, SHECHTER & SHEER

                          CERTIFIED PUBLIC ACCOUNTANTS

              A Reliable Partner in Today's Demanding Marketplace

In today's economic climate, businesses and professionals face fierce competition in an ever-changing financial environment. Effective management of their financial matters is essential if their businesses are to survive and grow.

Berenfeld, Spritzer, Shechter & Sheer is a progressive accounting firm with the highest standards of professional excellence, managed by an experienced and diversified executive team.

Why has Berenfeld, Spritzer, Shechter & Sheer grown and retained clients through generations of ownership? Because of our focus on personal attention. We believe strongly in the value of responding individually to our clients' needs. That has made us a reliable partner in today's demanding marketplace.

Berenfeld, Spritzer, Shechter & Sheer combines the best attributes of both large and small firms. We provide financial, tax and accounting services for domestic and foreign clients. We help them harness the power of computers. In addition, we provide additional services in the area of litigation support, mergers and acquisitions, divestitures, estate planning and personal financial matters. We don't force a choice between quality and affordability. We offer clients a cost-efficient perspective on all projects. We also offer clients something unique.

                                A Global Network

Berenfeld, Spritzer, Shechter & Sheer is one of a limited number of accounting firms in the United States, and the only firm in Florida, that is affiliated with the London-based International Association of Practicing Accountants
(IAPA). This professional network gives us access to strategic support in such areas as marketing analysis, regulatory compliance and taxation throughout the world.

                            Solutions For The Future

Berenfeld, Spritzer, Shechter & Sheer believes in long range planning, creative hard work, and prudent but progressive solutions for its clients. Our broad-based, cost-efficient and flexible capabilities have earned the kind of trust that permits clients to concentrate on their own opportunities for growth.

Accounting is a service industry. Our profession demands attention to detail.The detail that sets us apart is our personal and relentless dedication to our clients.

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                            ACCOUNTING AND AUDITING

Berenfeld, Spritzer, Shechter & Sheer provides a full range of core services for businesses and professionals, large and small. We help our clients develop strategies that focus on growth, not survival. Consistent with prudent accounting practices, we provide financial details that are both accurate and understandable. We respond with the highest degree of integrity as quickly as possible. And always, Berenfeld, Spritzer, Shechter & Sheer excels at personal attention to client needs.

 Accounting and Write-up Services

 Audit and Review of Financial Statements

 Compilation Services for Small Businesses

 Design and Installation of Accounting and Inventory Control Systems

                                    TAXATION

Berenfeld, Spritzer, Shechter & Sheer is uniquely prepared to help control the tax costs of businesses and individuals. We focus on new solutions, not old problems. We determine the best legal alternatives for today's complicated tax laws. We help out clients manage the impact of change.

 Personal, Corporate, Partnership and Fiduciary Tax Returns

 Payroll and Sales Tax Returns

 Intangible and Tangible Property Tax Returns

 Estates, Trusts and Charitable Matters

 Tax Planning and Projections

                       COMPUTER-BASED ACCOUNTING SERVICES

Berenfeld, Spritzer, Shechter & Sheer can help improve the efficiency and productivity of your firm with our, Computer Services Department. We design computer-based accounting and information systems that more effectively manage payroll, inventory, production, sales, marketing and customer service. We advise clients on the proper selection of accounting programs, utilities, productivity software and other computer-related solutions. Where appropriate, we will install these programs for the client, provide instruction and deliver on going support.

 Computer-based Accounting and Information Solutions

 Individual Assessment and Design of Client Systems

 On-site Installation and Instruction

 On-going Support as Business Grows
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                             INTERNATIONAL TAXATION

Our clients represent the diversity of the Florida economy: products and services, leisure and travel, health care, creative arts and real estate. An ever-increasing base of clients is represented by foreign individuals and corporations who wish to begin or develop a presence in the United States. We can offer special experience and resources for the foreign investor.

Our membership in the International Association of Practicing Accountants (IAPA) gives clients the advantage of our affiliation with colleagues throughout North America, South America, Europe, the Far East and Australia.

 U.S. Tax Return Preparation for International Operations

 Financial Services for Offshore Corporations

 Tax Planning for Foreign Investments in the U.S.

 Tax Returns for U.S. Expatriates and Resident and Non-Resident Aliens

 Inter-Company Pricing Issues

                              ADDITIONAL SERVICES

Non-accounting and tax matters increasingly are important to individuals and corporations. Growing, managing and disposing of financial resources requires skilled and knowledgeable attention to small details. Berenfeld, Spritzer, Shechter & Sheer can help clients in many matters associated with their business and personal lives. As with our other services, we provide professional assistance, flexible response and close personal attention.

 Litigation Support

 Business Plans

 Custom-Tailored Management Reporting Programs

 Retirement and Financial Planning

 Family Tax Matters

 Real Estate Sales and Acquisitions

 Feasibility Studies
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                                    PARTNERS

LAWRENCE J. BERENFELD, C.P.A.

        The founding partner, Larry started the firm in the late 1960s. Prior to that, he served four years in the United States Air Force and went on to the University of Florida, where he graduated with a Bachelor of Science degree in Business Administration. Larry brings more than 35 years of experience in all aspects of tax and accounting with concentrations in construction and real estate development. Within the firm, he is the administrative partner and is responsible for the implementation and management of the quality control procedures. His interests include sports, travel, cooking and photography.

MICHAEL SPRITZER, C.P.A.

        Mike joined the firm in 1972. He received his Bachelor of Science degree in Accounting from Brooklyn College and a Masters degree in Business Administration from the University of Michigan. Before joining the firm, Mike worked with a Big Six accounting firm and later was employed by a large international financial institution in Geneva, Switzerland. Mike represents many foreign based investors and businesses, as well as U.S. clients who have established businesses overseas. His community activities include volunteer work for the Union of American Hebrew Congregations and the South Dade Board of the Greater Miami Jewish Federation.

PHILIP J. SHECHTER, C.P.A.

        A Miami native, Phil Shechter, has been practicing accounting since 1982, when he received his Bachelor of Science degree in Accounting from the University of Florida. Phil manages the firm's small business department and heads the litigation division. He has extensive experience in the travel and I leisure industry. He is also the partner in charge of estate tax planning and systems analysis. In his free time, Phil volunteers for organizations such as the Coconut Grove Chamber of Commerce and the Miami Children's Hospital. A past president of the Miami Sundown Rotary Club, he spends each Thanksgiving cooking and sharing dinner at the Catholic Home for Abused Children.

EMERY B. SHEER, C.P.A.

        Born and raised in Pennsylvania, Emery holds a degree in Music Education with graduate studies in Opera Performance at Boston University. He has completed graduate studies in Accounting and Taxation at the University of Miami and Florida International University. With particular expertise in the entertainment industry, his client list includes performing artists and non-profit organizations. Emery is an active member of both the American Institute of Certified Public Accountants and Florida Institute of Certified Public Accountants, where he served as president of the South Dade Chapter. His wife is an accomplished violinist, having toured with such celebrities as Frank Sinatra and Rod Stewart. Emery enjoys basketball, singing and skiing.

MARC A. BERENFELD, C.P.A.

        Marc graduated from the University of Florida with a Bachelor of Science degree in Accounting in 1985 and joined the firm shortly thereafter. He manages the firm's common interest realty associations and management information systems divisions. Marc has extensive background in litigation support services, real estate accounting, computer systems and condominium and homeowner associations. He serves on the Common Interest Realty Associations committee of the Florida Institute of Certified Public Accountants. In his free time, Marc volunteers as the head basketball coach of the Dave & Mary Alpers Jewish Community Center's varsity basketball team and for the Coconut Grove Chamber of Commerce. Marc also enjoys playing basketball and other team sports, cooking and reading.